COOPERATION AGREEMENT

This Cooperation Agreement, dated as of November 10, 2019 (this “Agreement”), is by and among Apogee Enterprises, Inc. (the “Company”) and the persons and entities set forth on Schedule A hereto (collectively, and, for clarity and as applicable, each member thereof acting individually, the “Engaged Group”).

RECITALS

WHEREAS, the Company and Engaged Capital, LLC, a member of the Engaged Group, have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, the Engaged Group is the Beneficial Owner (as defined below) of 1,689,332 shares of common stock, $0.33 1/3 par value per share, of the Company (the “Common Stock”), or approximately 6.4% of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, the Company and the Engaged Group have determined to come to an agreement with respect to certain matters relating to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below), intending to be legally bound hereby, agree as follows:

Section 1. Board Appointments, Committees and Related Agreements.

(a) Board Matters.

(i) Following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to nominate Christina M. Alvord, Frank G. Heard and Elizabeth M. Lilly (each individually, a “New Director” and together, the “New Directors”) for election to the Board as Class III directors at the 2019 annual meeting of shareholders of the Company (the “2019 Annual Meeting”). The Company shall recommend, support and solicit proxies for the election of the New Directors at the 2019 Annual Meeting in the same manner as for the Company’s other nominee(s) to the Board at the 2019 Annual Meeting. The Company shall nominate the following four directors for election to the Board at the 2019 Annual Meeting: each New Director and Mark A. Pompa.

(ii) The Board shall not change the classification of any incumbent director of the Board prior to the 2019 Annual Meeting.

(iii) For so long as the Engaged Group continuously beneficially owns in the aggregate at least the lesser of (A) 3.5% of the Company’s then outstanding Voting Securities (as defined below) and (B) 929,410 shares of Common Stock (subject to adjustment for stock splits, reclassifications and combinations, the “Ownership Minimum”), the Company agrees that after the conclusion of the 2019 Annual Meeting and prior to the Termination Date (as defined below), the size of the Board shall not exceed ten members unless at least two-thirds of the directors then serving on the Board, including two New Directors, approve such increase.

(b) Replacements. From the date of this Agreement until the Termination Date, if any New Director is no longer able to serve as a director for any reason unforeseen by the Engaged Group as of the date of this Agreement and so long as the Engaged Group continuously beneficially owns in the aggregate at least the Ownership Minimum, then the Engaged Group and the Company shall work together to identify a mutually-acceptable replacement director who satisfies the Director Criteria (as defined below) to fill the resulting vacancy and any such person shall be subject to review and approval by the Nominating and Corporate Governance Committee and the Board as well as the Engaged Group (any such replacement director, a “Replacement Director”). Upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall consider whether such Replacement Director has the necessary qualifications to be appointed to any committee of the Board of which the replaced director was a member immediately prior to such director’s departure from the Board, and, if the qualifications for such committee(s) are met, shall appoint such Replacement Director to such committee(s) or, if the qualifications for such committee(s) are not met, shall consider in good faith appointing the Replacement Director to other committees of the Board. Any Replacement Director designated pursuant to this Section 1(b) replacing a New Director prior to the 2019 Annual Meeting shall stand for election at the 2019 Annual Meeting together with the Company’s other nominees. Upon a Replacement Director’s appointment to the Board, such Replacement Director shall be deemed to be a New Director for all purposes under this Agreement.

(c) Director Committee Appointments. Subject to the Company’s Corporate Governance Guidelines, the listing rules of the NASDAQ Global Select Market and applicable law, the Board shall take all actions necessary to ensure that from and after, and contingent upon, the election of the New Directors to the Board, (i) Ms. Alvord is appointed to the Nominating and Corporate Governance Committee of the Board, (ii) Mr. Heard is appointed to the Audit Committee of the Board and (iii) Ms. Lilly is appointed to the Compensation Committee of the Board, along with such other Board committees, if any, to be determined by the Board in its sole discretion. Without limiting the foregoing, the Board shall give each of the New Directors the same due consideration for membership to any committee of the Board as it would any other independent director.

(d) Additional Agreements.

(i) The Company intends to hold the 2019 Annual Meeting on or prior to January 15, 2020. The Company shall use commercially reasonable efforts to hold the 2019 Annual Meeting as soon as reasonably practicable after the date on which the SEC (as defined below) has indicated to the Company that the Company may file its definitive proxy statement for the 2019 Annual Meeting.

2

(ii) The Engaged Group agrees (A) to cause its Affiliates and Associates (each as defined below) to comply with the terms of this Agreement and (B) that it shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of any member of the Engaged Group, if such Affiliate or Associate is not a Party, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate were a Party to the same extent as the Engaged Group.

(iii) Until the Termination Date, the Engaged Group agrees that it shall, and shall cause each of its Affiliates and Associates to, appear in person or by proxy at each annual or special meeting of the shareholders of the Company, or any action by written consent of the Company’s shareholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof (each, a “Shareholder Meeting”) and vote all Voting Securities beneficially owned, directly or indirectly, by the Engaged Group or any Affiliate thereof (or which the Engaged Group or such Affiliate or Associate has the right or ability to vote) at such meeting (A) in favor of the nominees for director recommended by the Board, against the election of any nominee for director not approved, recommended and nominated by the Board for election at any such meeting, and against any removal of any director of the Board; and (B) in accordance with the Board’s recommendation with respect to any other matter presented at such meeting; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) recommends otherwise with respect to any matter under clause (B) of this Section 1(d)(iii), the Engaged Group shall be permitted to vote in accordance with ISS’s recommendation; provided, further, that the Engaged Group shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to an Extraordinary Transaction.

(iv) Until the Termination Date, upon written request from the Company, the Engaged Group shall promptly provide the Company with information regarding the amount of the securities of the Company then beneficially owned by the Engaged Group. Such information provided to the Company shall be kept strictly confidential unless required to be disclosed pursuant to law, the rules of any stock exchange or any Legal Requirement (as defined below).

Section 2. Standstill Agreement. Until the Termination Date, the Engaged Group shall not, and shall cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, alone or in concert with others:

(a) (i) acquire, cause to be acquired, or offer, seek or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining or forming a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act (as defined below)), through swap or hedging transactions or otherwise (the taking of any such action, an “Acquisition”), Beneficial Ownership of any securities or assets of the Company (or any direct or indirect rights or options to acquire such ownership, including voting rights decoupled from the underlying Voting Securities) such that after giving effect to any such Acquisition, the Engaged Group or any of its Affiliates and Associates holds, directly or indirectly, in excess of 9.9% of the Voting Securities, (ii) acquire, cause to be acquired or offer, seek or agree to acquire, whether by purchase or otherwise, any interest in any indebtedness of the Company or (iii) acquire, cause to be acquired or offer, seek or agree to acquire, ownership (including Beneficial Ownership) of any asset or business of the Company or any right or option to acquire any such asset or business from any person, in each case other than securities of the Company;

3

(b) (i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board or take any action in respect of the removal of any director (in each case other than pursuant to Section 1), (ii) seek or knowingly encourage any person to submit any nomination in furtherance of a “contested solicitation” or take any other action in respect of the election or removal of any director (in each case other than pursuant to Section 1), (iii) submit, or seek or knowingly encourage the submission of, any shareholder proposal (pursuant to Rule 14a-8 or otherwise) for consideration at, or bring any other business before, any Shareholder Meeting, (iv) request, or knowingly initiate, encourage or participate in any request, to call a Shareholder Meeting, (v) publicly seek to amend any provision of the Amended and Restated Articles of Incorporation, the Amended and Restated By-Laws or other governing documents of the Company (each as may be amended from time to time) or (vi) take any action similar to the foregoing with respect to any subsidiary of the Company;

(c) solicit any proxy, consent or other authority to vote of shareholders or conduct any other referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in, or knowingly assist, advise, initiate, encourage or influence any person (other than the Company) in, any “solicitation” (as such term is defined in Rule 14a-1 promulgated under the Exchange Act) of any proxy, consent or other authority to vote any Voting Securities (other than such assistance, advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter);

(d) (i) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any Shareholder Meeting or as otherwise permitted by Section 1(d)(iii)) or (ii) deposit or agree or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities (including a voting agreement or pooling arrangement), other than (A) any such voting trust or arrangement solely for the purpose of delivering to the Company or its designee a proxy, consent or other authority to vote in connection with a solicitation made by or on behalf of the Company or (B) customary brokerage accounts, margin accounts and prime brokerage accounts;

(e) knowingly encourage, advise or influence any person or knowingly assist any person in so encouraging, advising or influencing any person, with respect to the giving or withholding of any proxy, consent or authority to vote any Voting Securities or in conducting any referendum (binding or non-binding) (including any “withhold,” “vote no,” or similar campaign);

4

(f) without the prior written approval of the Board, separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose, suggest or recommend publicly or in a manner that the Engaged Group is required under applicable law, rule or regulation to disclose publicly or participate in, effect or seek to effect, any Extraordinary Transaction or knowingly encourage any other third party in any such activity; provided, however, that nothing in this Section 2 shall be interpreted to prohibit the Engaged Group from proposing, suggesting or recommending any Extraordinary Transaction privately to the Company so long as any such action is not publicly disclosed by the Engaged Group and is made by the Engaged Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Engaged Group or any other person;

(g) form, join, encourage the formation of, or in any way participate in any partnership, limited partnership, syndicate or group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities (other than a group that includes all or some of the members of the Engaged Group, but does not include any other entities or persons that are not members of the Engaged Group as of the date hereof; provided that nothing herein shall limit the ability of an Affiliate of the Engaged Group to join such group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement);

(h) make or publicly advance any request or proposal to amend, modify or waive any provision of this Agreement, or take any action challenging the validity or enforceability of any provision of or obligation arising under this Agreement; provided that the Engaged Group may make confidential requests to the Board to amend, modify or waive any provision of this Agreement, which the Board may accept or reject in its sole and absolute discretion, so long as any such request is not publicly disclosed by the Engaged Group and is made by the Engaged Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Engaged Group or any other person;

(i) make a request for a list of the Company’s shareholders or for any books and records of the Company pursuant to Section 302A.461 of the Minnesota Business Corporation Act; or

(j) enter into any discussion, negotiation, agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage, assist, solicit, seek, or seek to cause any person to undertake any action inconsistent with this Section 2.

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 2 shall not be deemed to restrict the Engaged Group from: (i) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) communicating privately with shareholders of the Company and others in a manner that does not otherwise violate this Section 2 or Section 5, or (iii) making any public disclosure necessary to comply with any Legal Requirement. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Directors in the exercise of their fiduciary duties under applicable law as directors of the Company.

5

Section 3. Representations and Warranties of All Parties. Each Party represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles) and (c) this Agreement will not result in a material violation of any (i) term or condition of any agreement to which such person is a party or by which such Party may otherwise be bound or (ii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

Section 4. Representations, Warranties and Covenants of the Engaged Group. The Engaged Group represents, warrants and covenants to the Company that (a) as of the date of this Agreement, the Engaged Group collectively beneficially owns and is entitled to vote an aggregate of 1,689,332 shares of Common Stock, (b) as of the date of this Agreement, the Engaged Group does not have a Synthetic Position (as defined below), (c) the Engaged Group has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to the New Directors or any Replacement Director in connection with such person’s appointment to, or service as a director on, the Board, (d) no New Director is a former employee or current employee of the Engaged Group, and (e) the Engaged Group will not become party to any agreement, arrangement or understanding (whether written or oral) with the New Directors or any Replacement Director with respect to such person’s service as a director on the Board, including any such agreement, arrangement or understanding with respect to how such person should or would vote or act on any issue or question as a director.

Section 5. Non-Disparagement. Subject to applicable law and Section 8, each of the Parties covenants and agrees that, until the Termination Date, or until such earlier time as the other Party or any of its Representatives (as defined below) shall have breached this Section 5, neither it nor any of its Representatives shall make, or cause to be made by press release or other public statement (including any statement on the record made to the press or media), any statement that in any way criticizes, disparages, calls into disrepute or otherwise defames or slanders the other Party or the business of such Party, the other Party’s current or former directors, officers or employees, the other Party’s subsidiaries or the business of those subsidiaries in any manner or respect that would reasonably be expected to damage the business or reputation of such persons. The foregoing shall not prevent the making of any factual statement in connection with any compelled testimony or production of information by Legal Requirement.

Section 6. No Litigation. Each Party agrees that, until the Termination Date, it shall not institute, solicit, join or assist in any lawsuit, claim or proceeding before any court or government agency (each, a “Legal Proceeding”) against the other Party, any Affiliate of the other Party or any of their respective current or former directors or officers, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates; provided, however, that the foregoing shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party; provided, further, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party.

6

Section 7. Confidentiality. The Engaged Group acknowledges and agrees that the New Directors shall be required to preserve the confidentiality of the Company’s information, including any non-public information entrusted to or obtained by such New Director by reason of his or her position as a director of the Company. The Engaged Group further acknowledges and agrees that the New Directors shall not be permitted to share any non-public information about the Company with the Engaged Group without the Board’s prior written consent, and the Engaged Group shall not seek to obtain any such confidential information from the New Directors.

Section 8. Press Release; Communications. No later than two Business Days following the execution of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement. Neither the Company nor the Engaged Group shall make or cause to be made, and the Company and the Engaged Group shall cause their respective Affiliates and Associates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. The Engaged Group acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC. The Engaged Group shall be given a reasonable opportunity to review and comment on any Current Report on Form 8-K or other filing with the SEC made by the Company with respect to this Agreement, and the Company shall give reasonable consideration to any comments of the Engaged Group. The Company acknowledges and agrees that the Engaged Group may file this Agreement as an exhibit to its Schedule 13D with the SEC. The Company shall be given a reasonable opportunity to review and comment on such Schedule 13D filing made by the Engaged Group with respect to this Agreement, and the Engaged Group shall give reasonable consideration to any comments of the Company.

Section 9. Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, except that the Company shall reimburse the Engaged Group for its reasonable documented expenses, including legal fees incurred in connection with its engagement with the Company (including but not limited to, the negotiation and execution of this Agreement and the prior agreements between the Engaged Group and the Company), in an amount not to exceed $75,000.

Section 10. Termination. Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate on August 1, 2020 (the “Termination Date”); provided, however, that the obligations of each Party pursuant to Section 5 or Section 6, as applicable, shall terminate immediately in the event that the other Party materially breaches its obligations under such specific Section. Notwithstanding the foregoing, the provisions of Section 9 through Section 21 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

7

Section 11. Certain Defined Terms. For purposes of this Agreement:

(a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement; provided, however, that this term shall refer only to Affiliates controlled by the Company or the members of the Engaged Group, as applicable; provided, further, that, for purposes of this Agreement, the members of the Engaged Group shall not be Affiliates of the Company and the Company shall not be an Affiliate of the members of the Engaged Group.

(b) “Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Associate of any person or entity referred to in this Agreement; provided, however, that this term shall refer only to Associates controlled by the Company or the members of the Engaged Group, as applicable; provided, further, that, for purposes of this Agreement, the members of the Engaged Group shall not be Associates of the Company and the Company shall not be an Associate of the members of the Engaged Group.

(c) “Beneficial Ownership” means having the right or ability to vote, cause to be voted or control or direct the voting of any Voting Securities (in each case whether directly or indirectly, including pursuant to any agreement, arrangement or understanding, whether or not in writing); provided that a person shall be deemed to have “Beneficial Ownership” of any Voting Securities that such person has a right, option or obligation to own, acquire or control or direct the voting of upon conversion, exercise, expiration, settlement or similar event (“Exercise”) under or pursuant to (i) any Derivative (as defined below) (whether such Derivative is subject to Exercise immediately or only after the passage of time or upon the satisfaction of one or more conditions) and (ii) any Synthetic Position that is required or permitted to be settled, in whole or in part, in Voting Securities. A person shall be deemed to be the “Beneficial Owner” of, or to “beneficially own,” any securities that such person has Beneficial Ownership of.

(d) “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) other day on which commercial banks in the State of New York are authorized or required to be closed by applicable law.

(e) “Director Criteria” means that a person (i) qualifies as “independent” pursuant to SEC rules and regulations, applicable stock exchange listing standards and applicable corporate governance policies, (ii) qualifies to serve as a director under the Minnesota Business Corporation Act, (iii) is not an Affiliate, Associate, employee or principal of the Engaged Group or any of its Affiliates or Associates and (iv) has the relevant experience to be a director of the Company.

8

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

(g) “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a person that, in each case, that results in a change in control of the Company or the sale of substantially all of its assets.

(h) “Party” means the Company and the Engaged Group, individually, and “Parties” means the Company and the Engaged Group, collectively. For the avoidance of doubt, any reference to the “other Party” with respect to the Company means the Engaged Group, collectively, and any reference to the “other Party” with respect to any member of the Engaged Group means the Company.

(i) “person” has the meaning ascribed to such terms under the Exchange Act.

(j) “Representatives” means a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of, such person or its Affiliates and Associates.

(k) “SEC” means the U.S. Securities and Exchange Commission.

(l) “Synthetic Position” means any option, warrant, convertible security, stock appreciation right or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index) (each of the foregoing, a “Derivative”), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of Voting Securities and that increases in value as the market price or value of Voting Securities increases or that provides an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Voting Securities, in each case regardless of whether (i) it conveys any voting rights in such Voting Securities to any person, (ii) it is required to be or capable of being settled, in whole or in part, in Voting Securities or (iii) any person (including the holder of such Synthetic Position) may have entered into other transactions that hedge its economic effect.

(m) “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

9

Section 12. Mandatory Injunctive Relief; Fees.

(a) Each Party acknowledges and agrees that any breach of any provision of this Agreement shall cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party shall be entitled to an injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. The foregoing right shall be in addition to such other rights or remedies that may be available to the non-breaching Party for such breach or threatened breach, including the recovery of money damages.

(b) If a Party institutes any legal suit, action or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud and statutory claims, the prevailing Party in the suit, action or proceeding is entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the costs and expenses incurred by the prevailing Party in conducting the suit, action or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.

Section 13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

Section 14. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and shall be deemed to have been delivered at the earliest of (a) upon receipt, when delivered personally, (b) upon confirmation of receipt, when sent by e-mail (provided that such confirmation is not automatically generated) and (c) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

Apogee Enterprises, Inc.

4400 West 78th Street, Suite 520

Minneapolis, Minnesota 55435

Attention: Patricia A. Beithon

E-mail:               pbeithon@apog.com

10

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue, 23rd Floor

New York, New York 10019

Attention: Kai H. Liekefett

Scott R. Williams

E-mail:                 kliekefett@sidley.com

                             swilliams@sidley.com

If to the Engaged Group:

Engaged Capital, LLC
610 Newport Center Drive, Suite 250
Newport Beach, California 92660
Attention:           Glenn W. Welling
E-mail:               glenn@engagedcapital.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:           Steve Wolosky

                           Ryan Nebel
E-mail:               swolosky@olshanlaw.com

                           rnebel@olshanlaw.com

Section 15. Governing Law; Jurisdiction; Jury Waiver. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any action of the Company or the Engaged Group in the negotiation, administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota without giving effect to any choice or conflict of laws provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and any rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and any rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the State and Federal courts in Hennepin County, Minnesota (the “Chosen Courts”). Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement in any court other than the Chosen Courts. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

11

Section 16. Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 17. No Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver of, or deprive that Party of the right thereafter to insist upon strict adherence to, that term or any other term of this Agreement.

Section 18. Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties. This Agreement may only be amended pursuant to a written agreement executed by each Party.

Section 19. Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party. Any purported assignment without such consent is null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

Section 20. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other person.

Section 21. Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (a) the word “including” (in its various forms) means “including, without limitation,” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “or” is not exclusive.

[Signature Pages Follow]

12

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

APOGEE ENTERPRISES, INC.

By:	/s/ Patricia A. Beithon
	Name:	Patricia A. Beithon
	Title:	General Counsel and Secretary

[Signature Page to Cooperation Agreement]

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

Engaged Capital Flagship Master Fund, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Co-Invest VIII, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Flagship Fund, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Flagship Fund, Ltd.

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Director

[Signature Page to Cooperation Agreement]

Engaged Capital, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Holdings, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Sole Member

/s/ Glenn W. Welling
Glenn W. Welling

[Signature Page to Cooperation Agreement]

SCHEDULE A

Engaged Capital, LLC

Engaged Capital Co-Invest VIII, LP

Engaged Capital Flagship Master Fund, LP

Engaged Capital Flagship Fund, LP

Engaged Capital Flagship Fund, Ltd.

Engaged Capital Holdings, LLC

Glenn W. Welling